For further information:         TRADED: NYSE (IEX)                            EX-99.1
Investor Contact:
Jim Giannakouros, CFA
Vice President, Investor Relations
(847) 313-9506

IDEX REPORTS THIRD QUARTER RESULTS

Highlights
(All comparisons are against the prior year period unless otherwise noted)
•Record sales of $879 million increased 10% on a reported basis and 5% organically
•Reported diluted EPS of $1.70 increased 8%, and adjusted diluted EPS of $2.03 increased 7%
•Record orders of $880 million increased 13% on a reported basis and 7% organically
•Narrowed full year EPS outlook
◦GAAP diluted EPS of $6.35 - $6.40
◦Adjusted diluted EPS of $7.86 - $7.91
•Utilized $75 million for share repurchases in Q3 2025 and $175 million year-to-date
•Increased share repurchase authorization to $1 billion

NORTHBROOK, IL, October 29, 2025 - IDEX Corporation (NYSE: IEX) today announced its financial results for the three-month period ended September 30, 2025.

“Our IDEX teams executed well in the third quarter, delivering solid results in an uncertain macroeconomic environment. We are focused squarely on what we can control as we leverage our 8020 approach to drive momentum within our growth platforms. Our teams are effectively collaborating across businesses to support our fastest growing customers, and our results are strong evidence of this, positioning IDEX to deliver against targets for the second half of 2025,” said Eric D. Ashleman, IDEX Corporation Chief Executive Officer and President.

“We support our growth efforts with a balanced capital deployment strategy, prioritizing allocation towards the highest return areas. In the near-term, we expect to continue our focus on returning capital to shareholders as we optimize our growth platform playbook and execute complementary bolt-on acquisitions. As we continue to execute our growth strategy, we are confident that we can achieve attractive growth and consistent value creation long-term.”

Outlook
•Full Year 2025 GAAP diluted EPS narrowed to $6.35 - $6.40 (adjusted diluted EPS narrowed to $7.86 - $7.91), within prior guidance range
•Full year 2025 organic sales growth of approximately 1% remains unchanged
•Platform optimization and cost containment actions on pace to deliver $60+ million in full-year savings
•On track to achieve at least 100% free cash flow conversion for full year 2025

Consolidated Financial Results

	Three Months Ended September 30,
(Dollars in millions, except per share amounts)	2025	2024	Increase (Decrease)
U.S. GAAP Results
Orders	$880.3	$780.5	$99.8
Change in reported orders			13%
Net sales	878.7	798.2	80.5
Change in reported net sales			10%
Gross profit	390.6	353.9	36.7
Gross margin	44.5%	44.3%	20 bps
Net income attributable to IDEX	127.8	119.1	8.7
Net income margin	14.5%	14.9%	(40) bps
Diluted EPS attributable to IDEX	1.70	1.57	0.13
Cash flows from operating activities	203.5	205.3	(1.8)
Operating cash flow as a percent of net income	159%	172%	NM
Non-GAAP Results
Change in organic orders*			7%
Change in organic sales*			5%
Adjusted gross profit*	391.2	356.0	35.2
Adjusted gross margin*	44.5%	44.6%	(10) bps
Adjusted net income attributable to IDEX*	152.8	144.1	8.7
Adjusted EBITDA*	239.8	214.3	25.5
Adjusted EBITDA margin*	27.3%	26.9%	40 bps
Adjusted diluted EPS attributable to IDEX*	2.03	1.90	0.13
Free cash flow*	188.7	191.6	(2.9)
Free cash flow conversion*	123%	133%	NM
NM – Not Meaningful
*These are non-GAAP measures. See the definitions of these non-GAAP measures in the section in this release titled “Non-GAAP Measures of Financial Performance” and reconciliations to their most directly comparable GAAP financial measures in the reconciliation tables at the end of this release.

•Net sales increased largely due to the impact of the Mott Corporation (“Mott”) acquisition completed in September 2024. Organic sales increased due to positive price across our businesses. Higher volumes in our Health & Science Technologies (“HST”) and Fluid & Metering Technologies (“FMT”) segments were mostly offset by lower volumes in our Fire & Safety/Diversified Products (“FSDP”) segment.

•Gross margin was relatively flat due to operational productivity improvements and lower fair value inventory step-up charges, partially offset by unfavorable mix and the impact of acquisitions. Platform optimization savings resulting from restructuring actions as well as other cost containment actions taken during 2025 mitigated increases in other employee-related costs. Adjusted gross margin was relatively flat as it excludes the benefit of lower fair value inventory step-up charges.

•Both Diluted EPS and Adjusted diluted EPS increased. Improved operational results, driven by positive price/cost and net favorable operational productivity, were offset by higher interest expense due to higher debt outstanding throughout the current year period related to the 2024 acquisition of Mott, higher depreciation expense and a higher effective tax rate resulting primarily from a lower benefit from certain foreign sourced income as a result of newly enacted legislation. GAAP Diluted EPS also reflects higher amortization expense from the acquisition of Mott largely offset by lower fair value inventory step-up charges and lower restructuring and asset impairment expense, all of which were excluded from Adjusted diluted EPS.

•Cash flows from operating activities and free cash flow continue to be strong and were both relatively flat compared to the prior year period. Higher earnings and lower cash tax payments were offset by timing of shipments and higher interest payments on senior notes to fund the acquisition of Mott.

Segment Financial Results

	Three Months Ended September 30,(1)
(Dollars in millions)	2025	2024	Increase (Decrease)
Health & Science Technologies
Net sales	$381.0	$311.0	$70.0
Change in reported net sales			22%
Change in organic sales*			10%
Adjusted EBITDA(2)	105.4	82.6	22.8
Adjusted EBITDA margin	27.7%	26.5%	120 bps
Fluid & Metering Technologies
Net sales	$317.1	$300.8	$16.3
Change in reported net sales			5%
Change in organic sales*			4%
Adjusted EBITDA(2)	106.8	98.5	8.3
Adjusted EBITDA margin	33.7%	32.8%	90 bps
Fire & Safety/Diversified Products
Net sales	$181.9	$188.0	$(6.1)
Change in reported net sales			(3%)
Change in organic sales*			(5%)
Adjusted EBITDA(2)	49.3	54.7	(5.4)
Adjusted EBITDA margin	27.1%	29.1%	(200) bps
*These are non-GAAP measures. See the definitions of these non-GAAP measures in the section in this release titled “Non-GAAP Measures of Financial Performance” and reconciliations to their most directly comparable GAAP financial measures in the reconciliation tables at the end of this release.

(1) Three month data includes the results of the acquisition of Micro-LAM, Inc. (“Micro-LAM”) (July 2025) and Mott (September 2024) both in the HST segment.
(2) Segment Adjusted EBITDA excludes unallocated corporate costs which are included in Corporate and other.

Health & Science Technologies Segment
•Net sales for the third quarter 2025 increased 22% driven by the acquisition of Mott. Organic sales increased 10% due to favorable volumes driven by timing of progress made on large orders at Mott as well as higher volumes in our life sciences, pharmaceutical, space and defense, data center and semiconductor consumables businesses, partially offset by lower volumes in our semiconductor lithography and industrial businesses. Net sales also reflect positive price across the segment.

•Adjusted EBITDA margin for the third quarter 2025 increased primarily due to volume leverage as well as net productivity improvements, including platform optimization savings and cost containment, and favorable price/cost, partially offset by acquisitions and unfavorable mix.

Fluid & Metering Technologies Segment
•Net sales for the third quarter 2025 increased 5%. Organic sales increased 4% primarily driven by positive price and slightly higher volumes as compared to the prior year period.

•Adjusted EBITDA margin for the third quarter 2025 increased primarily due to positive price/cost as well as net productivity improvements, including platform optimization savings and cost containment.

Fire & Safety/Diversified Products Segment
•Net sales for the third quarter 2025 decreased 3%. Organic sales decreased 5% driven by lower volumes within our Fire and Safety and Dispensing businesses, partially offset by positive price.
•Adjusted EBITDA margin for the third quarter 2025 decreased primarily due to volume deleverage, partially offset by price/cost. Operational productivity improvements, platform optimization savings and cost containment offset other higher employee-related costs.

Corporate Costs
Corporate costs included in consolidated Adjusted EBITDA were $21.7 million during the third quarter 2025, up slightly from $21.5 million during the same prior year period. Both periods benefited from variable compensation adjustments.

Other Items
•Repurchased 461,500 shares at a cost of $75.0 million
•Completed the acquisition of Micro-LAM for cash consideration of $80.7 million

Conference Call to be Broadcast over the Internet
IDEX will broadcast its third quarter earnings conference call over the Internet on Wednesday, October 29, 2025 at 8:00 a.m. CT. Chief Executive Officer and President Eric Ashleman and Vice President, Corporate Development and Interim Chief Financial Officer Akhil Mahendra will discuss the Company’s recent financial performance and respond to questions from the financial analyst community. IDEX invites interested investors to listen to the call and view the accompanying slide presentation, which will be available on its website at www.idexcorp.com and the slide presentation will also be available on that website after the call. Those who wish to participate should log on several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event and view the presentation slides or download the correct applications at no charge. Investors will also be able to hear a replay of the call by dialing 877.709.8150 (or 201.689.8354 for international participants) using the ID #13748413.

Forward-Looking Statements
This news release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements may relate to, among other things, the Company’s fourth quarter 2025 and full year 2025 outlook including expected organic sales, expected earnings per share, and expected adjusted earnings per share and the assumptions underlying these expectations, capital return strategy, anticipated future acquisition behavior and the anticipated benefits and performance of the Company’s recent or future acquisitions, resource and capital deployment and focus and organic and inorganic growth, the Company’s ability to adapt to macroeconomic challenges, anticipated impacts of tariffs and global trade policies and changes in law, including the One, Big, Beautiful Bill Act, anticipated trends in end markets, including expectations regarding future order volumes and order patterns, anticipated growth initiatives and expansions, anticipated benefits and restructuring charges, including severance charges, related to the Company’s organizational changes and the anticipated benefits of the Company’s productivity and cost containment efforts and are indicated by words or phrases such as “anticipates,” “estimates,” “plans,” “guidance,” “expects,” “projects,” “forecasts,” “should,” “could,” “will,” “likely to be,” “management believes,” “the Company believes,” “the Company intends” and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release.

The risks and uncertainties include, but are not limited to, the following: levels of industrial activity and economic conditions in the U.S. and other countries around the world, including uncertainties in the financial markets; pricing pressures, including inflation and rising interest rates, and other competitive factors and levels of capital spending in certain industries; the impact of severe weather events, natural disasters and public health threats; economic and political consequences resulting from terrorist attacks and wars; the Company’s ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; cybersecurity incidents; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in countries in which the Company operates; developments with respect to trade policy and existing, new or increased tariffs or other similar measures; changes to applicable laws and regulations, including tax laws; interest rates; capacity utilization and the effect this has on costs; labor markets; supply chain conditions; market conditions and material costs; risks related to environmental, social and corporate governance issues, including those related to climate change and sustainability; and developments with respect to contingencies, such as litigation and environmental matters.

Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included in the Company’s most recent annual report on Form 10-K and the Company’s subsequent quarterly reports filed with the United States Securities and Exchange Commission (“SEC”) and the other risks discussed in the Company’s filings with the SEC. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances, except as may be required by law. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.

About IDEX
IDEX Corporation (NYSE: IEX) designs and builds engineered products and mission-critical components that make everyday life better. IDEX precision components help craft the microchip powering your electronics, treat water so it is safe to drink, and protect communities and the environment from sewer overflows. Our optics enable global broadband satellite communications, and our pumps move challenging fluids that range from hot, to viscous, to caustic. IDEX components assist healthcare professionals in saving lives as part of many leading diagnostic machines, including DNA sequencers that help doctors personalize treatment. And our fire and rescue tools, including the industry-leading Hurst Jaws of Life®, are trusted by rescue workers around the world. These are just some of the thousands of products that help IDEX live its purpose – Trusted Solutions, Improving Lives™. Founded in 1988 with three small, entrepreneurial manufacturing companies, IDEX now includes more than 50 diverse businesses around the world. With about 9,000 employees and manufacturing operations in more than 20 countries, IDEX is a diversified, high-performing, global company with approximately $3.3 billion in annual sales.

For further information on IDEX Corporation and its business units, visit the company’s website at www.idexcorp.com.

(Financial reports follow)

IDEX CORPORATION
Condensed Consolidated Statements of Income
(in millions, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net sales	$878.7	$798.2	$2,558.4	$2,405.9
Cost of sales	488.1	444.3	1,406.7	1,327.8
Gross profit	390.6	353.9	1,151.7	1,078.1
Selling, general and administrative expenses	204.7	182.9	617.7	560.8
Restructuring expenses and asset impairments	0.1	3.0	18.3	5.4
Operating income	185.8	168.0	515.7	511.9
Gain on sale of business(1)	—	0.6	—	(4.0)
Other (income) expense – net	(1.2)	2.7	2.6	—
Interest expense – net	16.5	10.3	48.2	27.8
Income before income taxes	170.5	154.4	464.9	488.1
Provision for income taxes	42.8	35.5	110.7	106.7
Net income	127.7	118.9	354.2	381.4
Net loss attributable to noncontrolling interest	0.1	0.2	0.7	0.4
Net income attributable to IDEX	$127.8	$119.1	$354.9	$381.8

Earnings per Common Share:
Basic earnings per common share attributable to IDEX	$1.70	$1.57	$4.70	$5.03
Diluted earnings per common share attributable to IDEX	$1.70	$1.57	$4.70	$5.02

Share Data:
Basic weighted average common shares outstanding	75.1	75.7	75.4	75.7
Diluted weighted average common shares outstanding	75.2	75.9	75.5	75.9

(1) Activity recorded during the three months ended September 30, 2024 represents the finalization of the gain on the sale of Alfa Valvole, Srl resulting in a $0.6 million downward adjustment during the third quarter of 2024.

IDEX CORPORATION
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	September 30, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$593.8	$620.8
Receivables – net	500.2	465.9
Inventories – net	495.1	429.7
Other current assets	65.8	76.3
Total current assets	1,654.9	1,592.7
Property, plant and equipment - net	468.6	460.4
Goodwill	3,408.8	3,251.7
Intangible assets - net	1,281.5	1,284.8
Other noncurrent assets	155.9	155.7
Total assets	$6,969.7	$6,745.3

Liabilities and equity
Current liabilities
Trade accounts payable	$208.1	$197.8
Accrued expenses	302.0	278.7
Current portion of long-term borrowings	0.7	100.7
Dividends payable	53.2	52.5
Total current liabilities	564.0	629.7
Long-term borrowings – net	1,901.6	1,859.5
Deferred income taxes	287.8	267.2
Other noncurrent liabilities	206.2	194.8
Total liabilities	2,959.6	2,951.2
Shareholders' equity
Preferred stock	—	—
Common stock	0.9	0.9
Treasury stock	(1,348.1)	(1,170.3)
Additional paid-in capital	888.5	864.8
Retained earnings	4,424.8	4,230.2
Accumulated other comprehensive income (loss)	45.3	(130.9)
Total shareholders' equity	4,011.4	3,794.7
Noncontrolling interest	(1.3)	(0.6)
Total equity	4,010.1	3,794.1
Total liabilities and equity	$6,969.7	$6,745.3

IDEX CORPORATION
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities
Net income	$354.2	$381.4
Adjustments to reconcile net income to net cash flows provided by operating activities:
Gain on sale of business	—	(4.0)
Asset impairments	0.7	—
Depreciation	56.5	49.9
Amortization of intangible assets	96.5	75.0
Share-based compensation expense	23.7	20.9
Deferred income taxes	(1.0)	0.4
Changes in (net of the effect from acquisitions/divestitures and foreign currency translation):
Receivables – net	(20.2)	(14.5)
Inventories – net	(49.4)	(21.6)
Other current assets	(1.4)	(4.6)
Trade accounts payable	(1.1)	15.3
Deferred revenue	(1.1)	(4.3)
Accrued expenses	10.4	(0.5)
Other – net	3.1	2.1
Net cash flows provided by operating activities	470.9	495.5
Cash flows from investing activities
Capital expenditures	(43.9)	(49.6)
Acquisition of business, net of cash acquired	(76.5)	(984.5)
Proceeds from sale of business, net of cash remitted	—	45.1
Other – net	0.4	(2.8)
Net cash flows used in investing activities	(120.0)	(991.8)
Cash flows from financing activities
Borrowings under revolving credit facilities	197.0	279.3
Proceeds from issuance of long-term borrowings	—	496.7
Payment of long-term borrowings	(100.0)	(25.0)
Payments under revolving credit facilities	(185.8)	—
Cash dividends paid to shareholders	(159.4)	(153.0)
(Payments) proceeds from share issuances, net of shares withheld for taxes	(1.2)	10.5
Repurchases of common stock	(175.0)	—
Other – net	(0.5)	(0.6)
Net cash flows (used in) provided by financing activities	(424.9)	606.7
Effect of exchange rate changes on cash and cash equivalents	34.8	6.6
Net (decrease) increase in cash and cash equivalents and restricted cash	(39.2)	117.0
Cash and cash equivalents and restricted cash at beginning of year(1)	638.9	534.3
Cash and cash equivalents and restricted cash at end of period(1)	$599.7	$651.3

(1) Includes $5.9 million of restricted cash at September 30, 2025 and $18.1 million at both September 30, 2024 and December 31, 2024. At September 30, 2025, $3.0 million of the restricted cash has been included in Other current assets and $2.9 million has been included in Other noncurrent assets in the Condensed Consolidated Balance Sheets. At September 30, 2024 and December 31, 2024, $18.1 million was included in Other current assets in the Condensed Consolidated Balance Sheets. There was no restricted cash as of December 31, 2023.

IDEX CORPORATION
Company and Segment Financial Information
(in millions)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net sales
Health & Science Technologies	$381.0	$311.0	$1,087.8	$924.9
Fluid & Metering Technologies	317.1	300.8	918.5	933.9
Fire & Safety/Diversified Products	181.9	188.0	557.7	551.4
Eliminations	(1.3)	(1.6)	(5.6)	(4.3)
Total IDEX	$878.7	$798.2	$2,558.4	$2,405.9
Depreciation
Health & Science Technologies	$11.9	$10.6	$35.5	$29.5
Fluid & Metering Technologies	4.7	4.3	13.5	12.9
Fire & Safety/Diversified Products	2.3	2.2	6.9	6.7
Corporate Office	0.2	0.3	0.6	0.8
Total IDEX	$19.1	$17.4	$56.5	$49.9
Amortization of intangible assets
Health & Science Technologies	$26.2	$19.7	$76.2	$54.6
Fluid & Metering Technologies	5.5	5.2	16.2	15.7
Fire & Safety/Diversified Products	1.3	1.6	4.1	4.7
Total IDEX	$33.0	$26.5	$96.5	$75.0
Restructuring expenses and asset impairments
Health & Science Technologies	$—	$1.7	$12.1	$3.3
Fluid & Metering Technologies	0.1	1.0	4.3	1.6
Fire & Safety/Diversified Products	—	0.1	1.6	0.2
Corporate Office	—	0.2	0.3	0.3
Total IDEX	$0.1	$3.0	$18.3	$5.4

Non-GAAP Measures of Financial Performance
The Company prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). The Company supplements certain GAAP financial performance metrics with non-GAAP financial performance metrics. Management believes these non-GAAP financial performance metrics provide investors with greater insight, transparency and a more comprehensive understanding of the financial information used by management in its financial and operational decision making because certain of these adjusted metrics exclude items not reflective of ongoing operations, as identified in the reconciliations below. Reconciliations of non-GAAP financial performance metrics to their most directly comparable GAAP financial performance metrics are defined and presented below and should not be considered a substitute for, nor superior to, the financial data prepared in accordance with GAAP. Due to rounding, numbers presented throughout this and other documents may not add up or recalculate precisely.

All table footnotes can be found at the end of this Non-GAAP Measures section. There were no adjustments to GAAP financial performance metrics other than the items noted below.

•Organic orders and organic sales are calculated as orders and Net sales excluding amounts from acquired or divested businesses during the first twelve months of ownership or prior to divestiture and excluding the impact of foreign currency translation.
•Adjusted gross profit is calculated as Gross profit plus fair value inventory step-up charges.
•Adjusted gross margin is calculated as adjusted gross profit divided by Net sales.
•Adjusted net income attributable to IDEX is calculated as Net income attributable to IDEX plus fair value inventory step-up charges, plus Restructuring expenses and asset impairments, less the Gain on sale of a business, plus acquisition-related intangible asset amortization, all net of the statutory tax expense or benefit.
•Adjusted diluted EPS attributable to IDEX is calculated as adjusted net income attributable to IDEX divided by the diluted weighted average shares outstanding.
•Consolidated Adjusted EBITDA is calculated as consolidated earnings before interest expense - net, income taxes, depreciation and amortization, or consolidated EBITDA, less the Gain on sale of a business, plus fair value inventory step-up charges, plus Restructuring expenses and asset impairments.
•Consolidated Adjusted EBITDA margin is calculated as Consolidated Adjusted EBITDA divided by Net sales.
•Free cash flow is calculated as cash flows from operating activities less capital expenditures. Free cash flow conversion is calculated as free cash flow divided by adjusted net income attributable to IDEX.

Table 1: Reconciliations of the Change in Net Sales to Organic Sales

	HST	FMT	FSDP	IDEX
	Three Months Ended September 30, 2025
Change in net sales	22%	5%	(3%)	10%
Less:
Net impact from acquisitions/divestitures(1)	11%	—%	—%	4%
Impact from foreign currency(2)	1%	1%	2%	1%
Change in organic net sales	10%	4%	(5%)	5%

	Nine Months Ended September 30, 2025
Change in net sales	18%	(2%)	1%	6%
Less:
Net impact from acquisitions/divestitures(1)	13%	(1%)	—%	4%
Impact from foreign currency(2)	1%	—%	1%	1%
Change in organic sales	4%	(1%)	—%	1%

Table 2: Reconciliations of Reported-to-Adjusted Gross Profit and Gross Margin (dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Gross profit	$390.6	$353.9	$1,151.7	$1,078.1
Fair value inventory step-up charges	0.6	2.1	0.6	4.6
Adjusted gross profit	$391.2	$356.0	$1,152.3	$1,082.7

Net sales	$878.7	$798.2	$2,558.4	$2,405.9

Gross margin	44.5%	44.3%	45.0%	44.8%
Adjusted gross margin	44.5%	44.6%	45.0%	45.0%

Table 3: Reconciliations of Reported-to-Adjusted Net Income Attributable to IDEX and Diluted EPS Attributable to IDEX (in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Reported net income attributable to IDEX	$127.8	$119.1	$354.9	$381.8
Fair value inventory step-up charges	0.6	2.1	0.6	4.6
Tax impact on fair value inventory step-up charges	(0.1)	(0.5)	(0.1)	(1.0)
Restructuring expenses and asset impairments(3)	0.1	3.0	18.0	5.4
Tax impact on restructuring expenses and asset impairments	(0.1)	(0.7)	(4.4)	(1.3)
Gain on sale of business	—	0.6	—	(4.0)
Tax impact on gain of sale of business	—	—	—	—
Acquisition-related intangible asset amortization	33.0	26.5	96.5	75.0
Tax impact on acquisition-related intangible asset amortization	(8.5)	(6.0)	(23.2)	(17.1)
Adjusted net income attributable to IDEX	$152.8	$144.1	$442.3	$443.4

Reported diluted EPS attributable to IDEX	$1.70	$1.57	$4.70	$5.02
Fair value inventory step-up charges	0.01	0.03	0.01	0.06
Tax impact on fair value inventory step-up charges	—	—	—	(0.01)
Restructuring expenses and asset impairments(3)	—	0.04	0.24	0.07
Tax impact on restructuring expenses and asset impairments	—	(0.01)	(0.06)	(0.02)
Gain on sale of business	—	0.01	—	(0.05)
Tax impact on gain of sale of business	—	—	—	—
Acquisition-related intangible asset amortization	0.43	0.35	1.27	0.99
Tax impact on acquisition-related intangible asset amortization	(0.11)	(0.09)	(0.31)	(0.22)
Adjusted diluted EPS attributable to IDEX	$2.03	$1.90	$5.85	$5.84

Diluted weighted average shares outstanding	75.2	75.9	75.5	75.9

Table 4: Reconciliations of Net Income to Adjusted EBITDA (dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Reported net income	$127.7	$118.9	$354.2	$381.4
Provision for income taxes	42.8	35.5	110.7	106.7
Interest expense - net	16.5	10.3	48.2	27.8
Gain on sale of business	—	0.6	—	(4.0)
Depreciation	19.1	17.4	56.5	49.9
Amortization	33.0	26.5	96.5	75.0
Fair value inventory step-up charges	0.6	2.1	0.6	4.6
Restructuring expenses and asset impairments	0.1	3.0	18.3	5.4
Adjusted EBITDA	$239.8	$214.3	$685.0	$646.8

Adjusted EBITDA Components:
HST	$105.4	$82.6	$287.8	$248.2
FMT	106.8	98.5	310.8	311.6
FSDP	49.3	54.7	159.9	159.9
Corporate and other	(21.7)	(21.5)	(73.5)	(72.9)
Total Adjusted EBITDA	$239.8	$214.3	$685.0	$646.8

Net sales	$878.7	$798.2	$2,558.4	$2,405.9

Net income margin	14.5%	14.9%	13.8%	15.9%
Adjusted EBITDA margin	27.3%	26.9%	26.8%	26.9%

Table 5: Reconciliations of Cash Flows from Operating Activities to Free Cash Flow (dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Cash flows from operating activities	$203.5	$205.3	$470.9	$495.5
Less: Capital expenditures	14.8	13.7	43.9	49.6
Free cash flow	$188.7	$191.6	$427.0	$445.9

Reported net income attributable to IDEX	$127.8	$119.1	$354.9	$381.8
Adjusted net income attributable to IDEX	152.8	144.1	442.3	443.4

Operating cash flow conversion	159%	172%	133%	130%
Free cash flow conversion	123%	133%	97%	101%

Table 6: Reconciliation of Estimated 2025 Change in Net Sales to Change in Organic Sales

	Guidance(4)
	Full Year 2025
	Low End	High End
Estimated change in net sales	5%	6%
Less:
Net impact from acquisitions/divestitures(1)	3%	4%
Impact from foreign currency(2)	1%	1%
Estimated change in organic sales	1%	1%

Table 7: Reconciliation of Estimated 2025 Diluted EPS Attributable to IDEX to Adjusted Diluted EPS Attributable to IDEX

Guidance(4)
Full Year 2025
Estimated diluted EPS attributable to IDEX	$6.35 - $6.40
Fair value inventory step-up charges	0.01
Tax impact on fair value inventory step-up charges	—
Restructuring expenses and asset impairments(5)	$0.25
Tax impact on restructuring expenses and asset impairments	$(0.06)
Acquisition-related intangible asset amortization	$1.72
Tax impact on acquisition-related intangible asset amortization	$(0.41)
Estimated adjusted diluted EPS attributable to IDEX	$7.86 - $7.91

Table 8: Reconciliation of Estimated 2025 Net Income to Adjusted EBITDA (dollars in millions)

	Guidance(4)
	Full Year 2025
	Low End	High End
Estimated Reported net income	$478.0	$481.6
Provision for income taxes	150.7	152.0
Interest expense - net	65.4	65.4
Depreciation	76.7	76.7
Amortization of intangible assets	130.6	130.6
Fair value inventory step-up charges	0.6	0.6
Restructuring expenses and asset impairments(5)	19.2	19.2
Estimated Adjusted EBITDA	$921.2	$926.1

Estimated Net sales	$3,445.3	$3,461.3

Estimated Net income margin	13.9%	13.9%
Estimated Adjusted EBITDA margin	26.5%	27.0%

(1) Represents the sales from acquired or divested businesses during the first 12 months of ownership or prior to divestiture.

(2) The portion of sales attributable to foreign currency translation is calculated as the difference between (a) the period-to-period change in organic sales, and (b) the period-to-period change in organic sales after applying prior period foreign exchange rates to the current year period.

(3) This adjustment represents the amount of Restructuring expenses and asset impairments attributable to IDEX. Restructuring expenses and asset impairments of $18.3 million on the Condensed Consolidated Statements of Income during the nine months ended September 30, 2025 included charges of $0.6 million recognized by the Company’s joint venture, $0.3 million of which was attributable to noncontrolling interest.

(4) Amounts may not foot or recalculate precisely due to rounding.

(5) Represents estimated restructuring costs to be incurred during the remainder of 2025, primarily related to severance.